EXHIBIT 10.2

NON-NEGOTIABLE PROMISSORY NOTE

$500,000.00	Atlanta, Georgia

FOR VALUE RECEIVED, i2 Telecom International, Inc., a Washington corporation (“Maker”), promises to pay to Vestal Venture Capital (“Payee”) located at 6471 Enclave Way, Boca Raton, Florida 33496 (or to such other person or persons and/or such other address as Payee may designate in writing to Maker), the principal sum of FIVE HUNDRED THOUSAND DOLLARS ($500,000.00) (the “Principal Amount”), together with interest thereon as provided for herein.

This Promissory Note shall bear interest on the Principal Amount hereof at a rate equal to 7.0% per annum, which interest shall be computed on the daily outstanding Principal Amount hereunder on a 360-day year. This Promissory Note shall convert automatically on the Closing Date (as defined below) into a number of shares of convertible preferred stock, warrants and additional investments rights (the “Securities”) of Maker to be offered in a private placement offering pursuant to the terms set forth in that certain Term Sheet for Offering of Convertible Preferred Stock attached hereto as Exhibit A (the “Offering”), with the outstanding Principal Amount of this Promissory Note on the date of the closing of the transactions contemplated by the Offering (the “Closing Date”) serving as the purchase price of the Securities to be purchased by Payee and issued to Payee by Maker.

No later than three (3) business days after the Closing Date, Maker shall pay to Payee all interest accrued on the Principal Amount from the date hereof until the Closing Date, and all or any portion of such interest may be paid, at the option of Maker, in restricted shares of Maker’s common stock, no par value per share (the “Common Stock”), with each share of Common Stock valued at the closing price per share of the Common Stock on the Closing Date, as reported by the Over-the-Counter Bulletin Board. From and after the Closing Date, the entire Principal Amount shall no longer be outstanding and shall no longer accrue interest hereunder. From and after the Closing Date, Payee shall no longer have any rights, and Maker shall no longer have any obligations, under this Promissory Note, and all of Payee’s rights and Maker’s obligations with respect to the Securities shall be governed by the definitive transaction documents executed by Payee and Maker in connection with the Offering.

If the Closing Date does not occur by September 30, 2004 (the “Change Date”), then the entire Principal Amount of this Promissory Note, together with interest accrued thereon from the date hereof, shall be due and payable ON DEMAND by Payee at any time after the Change Date. If Payee makes a demand for payment of this Promissory Note, then the Principal Amount hereof shall be payable in cash and all or any portion of the interest accrued hereunder may be paid, at the option of Maker, in cash or in restricted shares of Common Stock, with each share of Common Stock valued at the closing price per share of the Common Stock on the date such demand is made, as reported by the Over-the-Counter Bulletin Board. If the Closing Date occurs after the Change Date, unless Payee has made a demand for payment of this Promissory Note after the Change Date and prior to the Closing Date, then the Principal Amount hereunder shall convert automatically on the Closing Date into Securities as described above.

Immediately prior to the closing of the transactions contemplated by the Offering, Maker shall issue to Payee a warrant to purchase 104,167 shares of Common Stock (the “Additional Warrant”) on terms and conditions substantially similar to the warrants to be issued in connection with the Offering, and the shares of Common Stock underlying the Additional Warrant shall be entitled to registration rights substantially similar to the registration rights granted to the shares of Common Stock underlying the warrants to be issued in the Offering. The Additional Warrant issuable to Payee pursuant to this paragraph is in addition to any warrant to be issued to Payee in connection with the Offering. If Payee makes a demand for payment of this Promissory Note, then Maker shall not be obligated to issue the Additional Warrant to Payee.

All amounts payable hereunder in cash shall be paid in lawful money of the United States and in immediately available funds.

Maker hereby waives presentment, demand, protest and notice of any kind (including notice of presentment, demand, protest, dishonor and nonpayment).

Each provision of this Promissory Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Promissory Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Promissory Note.

This Promissory Note shall be binding upon Maker and its successors and assigns and shall inure to the benefit of Payee and its legal representatives, successors and assigns.

This Promissory Note in all respects shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without giving effect to principles of conflicts of laws. This Promissory Note may not be changed orally, but only by an instrument in writing executed by the parties hereto.

IN WITNESS WHEREOF, Maker has caused this Promissory Note to be executed as of the May 14, 2004.

MAKER:

i2 TELECOM INTERNATIONAL, INC.

By:	/s/ Paul R. Arena
Name:	Paul R. Arena
Title:	CEO

PAYEE:

VESTAL VENTURE CAPITAL

By:	/s/ Allan R. Lyons

Name:	Allan R. Lyons

Title:	Owner & Gen. Partner

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